Exhibit 10.10
FORM OF
FIRST FEDERAL SAVINGS BANK
STOCK-BASED DEFERRAL PLAN
1. Purpose.
     The First Federal Savings Bank Stock-Based Deferral Plan (the “Plan”) provides key executives and members of the Board of Directors of First Federal Savings Bank (the “Bank”) with the opportunity to elect to defer compensation received from the Bank for their services and, thereby, accumulate additional shares of the First Advantage Bancorp common stock. The Plan is intended to constitute a deferred compensation plan that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
2. Definitions.
     As used in the Plan, the following terms have the meanings indicated:
     Board means the Board of Directors of the Bank.
     Change in Control is intended to have the same meaning as under Section 409A of the Code and any regulations or guidance issued under such provision.
     Code means the Internal Revenue Code of 1986, as amended.
     Committee means the [Compensation Committee] of the Board.
     Company means First Advantage Bancorp.
     Company Stock means the common stock of the Company.
     Deferred Stock Account means a bookkeeping account reflecting the investment of a Participant’s deferred fees in Company Stock Units and any adjustments thereto.
     Director means a member of the Board of Directors of the Bank, the Company, or any affiliate.
     Effective Date means                     , 2007.
     Compensation means, for participating employee, the cash compensations paid by the Bank or the Company for the performance of services and, for a Director, the retainer fees and/or meeting fees payable in connection with his or her service on the Board or the board of directors of the Company for any Plan Year.
     Participant means an employee or Director who has been designated as a Plan participant pursuant to Section 3 of the Plan.
     Plan Year means the calendar year.
     Separation from Service is intended to have the same meaning as under Code section 409A and any regulations or guidance issued under such provision.

     Stock Unit means a hypothetical share of Company Stock. Each Stock Unit held in a Deferred Stock Account shall be deemed to have the same value, from time to time, as a share of Company Stock.
     Trust means a trust created for the purposes specified in Section 10.
3. Participation in the Plan.
     The Board shall designate the officers and Directors who shall be eligible to participate in the Plan as of the Effective Date set forth in Appendix A hereto. Participation in the Plan shall commence upon the submission of a timely deferral election form to the Committee in the manner prescribed below.
4. Fee Deferrals.
(a)	A Participant may elect to defer the payment of Compensation (in increments of 1% up to 100%) that would otherwise be payable during the Plan Year by completing a deferral election. A deferral election must specify the applicable percentage of Compensation that the Participant wishes to defer. A deferral election shall pertain to all Compensation payable in cash during a Plan Year.

(b)	A deferral election must be in writing and be delivered to the Bank prior to the start of the Plan Year to which it pertains; provided, however, that a Participant who first become eligible to participate in the Plan on or after the Effective Date shall have 30 days to submit a deferral election covering Compensation payable over the balance of the Plan Year. A deferral election shall be irrevocable and may not be amended with respect to the Plan Year to which it pertains. A deferral election may be made only for a single Plan Year or may be made applicable to all future Plan Years until revoked. Any revocation or amendment of a deferral election shall be effective as of the first day of the next Plan Year after the revocation or amendment is made.

(c)	All amounts deferred under the Plan shall be held as Stock Units. With respect to all amounts for which a deferral election is made, the Company shall transfer such amounts to the Trust as soon as is reasonably practicable after the time when the Compensation otherwise would have been payable in cash to the Participant or at such other times as the Committee, in its sole discretion, shall determine. Thereafter, the trustee of the Trust shall determine the number of Stock Units to be credited to an individual Participant’s Deferred Stock Account by reference to the total number of shares of Company Stock acquired by the Trust with the proceeds of each transfer and the proportion that the Compensation included in such transfer bears to the total of all Compensation transferred to the Trust.
5. Stock Unit Accounting.
(a)	All Stock Units credited to a Participant’s Deferred Stock Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock. On each record date, the Bank shall determine the amount of cash dividends to be paid per share of Company Stock. On the payment date of such dividend, the Bank shall credit an equal amount of hypothetical cash dividends to each Stock Unit. The hypothetical cash dividends shall be converted into Stock Units by reference to the reinvestment of such dividends by the trustee of the Trust as set forth in Section 7.

(b)	Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

6. Distribution of Accounts.
(a)	A Participant may elect the timing of distributions from the Participant’s Deferred Stock Account. Distributions from a Participant’s Deferred Stock Account shall commence at one of the following specified events elected by the Participant:
(i)	the Participant’s Separation from Service for any reason (including death); or

(ii)	a specified number of years between one year and five years after the Participant’s Separation from Service.
     In addition, a Participant may make a separate election for distributions to commence at a Change in Control.
(b)	If a Participant does not make an election under subsection (a)(ii), distribution of the Participant’s Deferred Stock Account shall commence at Separation from Service. Prior to Separation from Service, a Participant who has previously elected commencement at Separation from Service (or made no previous election) may make one subsequent election. The subsequent election must be submitted at least twelve months prior to Separation from Service and shall take effect twelve months after the date on which it is submitted. The subsequent distribution election must elect the specified time under subsection (a)(ii) as five years after Separation from Service. The Committee may establish additional procedures, conditions, and limitations relating to the submission of a subsequent election.

(c)	A Participant’s Accounts shall be distributed in a single lump sum payment, unless the Participant elects to receive a distribution in equal annual installments over at least two and not more than 10 years.

(d)	Payment of Stock Units shall be made in whole shares of Company Stock equal to the number of whole Stock Units. Fractional shares shall be disregarded for distribution purposes.
7. Trust.
(a)	As soon as practicable after the Effective Date, the Bank shall establish a trust for the purposes set forth in this Plan. The Bank from time to time transfer to the Trust cash in an amount equal to Participant’s deferred Compensation for the purpose of acquiring shares of Company Stock. In no event shall the Bank issue or contribute shares of Company Stock directly to the Trust.

(b)	The Trust and its assets shall remain subject to the claims of the Bank’s creditors. All benefit obligations under this Plan shall be paid from the general assets of the Bank, which shall include the assets of the Trust in the event of the Bank’s insolvency. Any interest that the Participant may be deemed to have under this Plan may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution. Shares issued to the Trust shall be issued in the name of the trustee. The trustee shall invest all cash dividends on Company Stock in additional shares of Company Stock. Unless otherwise determined by the Committee, a Participant shall have the right to direct the trustee as to the voting of the number of shares of Company Stock equal to the aggregate number of Stock Units in the Participant’s Deferred Stock Account.

(c)	The Bank shall bear all expenses associated with the acquisition of Company Stock by the Trust and the maintenance of the Trust

8. No Acceleration of Benefits.
     Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of a Participant’s Deferred Stock Account under this Plan shall not be accelerated under any circumstances.
9. Effect of Stock Dividends and Other Changes to Company Stock.
     In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.
10. Interpretation and Administration of the Plan.
     The Committee shall administer, construe and interpret the Plan. Any decision of the Committee with respect to the Plan shall be final, conclusive and binding upon all Participants. The Committee may act by a majority of its members. The Committee may authorize any member of the Committee or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee may consult with counsel, who may be counsel to the Bank, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Committee may designate an officer of the Bank to be authorized to take or cause to be taken such actions of a ministerial nature as necessary to effectuate the intent and purposes of the Plan, including issuing Company Stock for the Plan, maintaining records of the Plan, and arranging for distributions in accordance with this Plan document. The Committee shall interpret this Plan for all purposes in accordance with Code Section 409A and the regulations thereunder and any provision of the Plan shall be deemed modified to the extent necessary to comply with Code Section 409A and the regulations thereunder.
11. Term of the Plan.
     The Plan shall become effective as of the Effective Date and continue in effect unless terminated by action of the Board. Any termination of the Plan by the Board shall not alter or impair any of the rights or obligations for any benefit previously deferred under the Plan.
12. Amendment of the Plan.
     The Board may suspend or terminate the Plan or revise or amend the Plan in any respect; provided, any amendment or termination of the Plan shall not adversely affect a Participant with respect to any benefit previously deferred under the Plan.

13. Rights Under the Plan.
     The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Bank will retain any Participant as an employee or director for any period of time.
14. Beneficiary.
     A Participant may designate in a writing delivered to the Committee, one or more beneficiaries (which may include a trust) to receive any distributions under the Plan after the Participant’s death. If a Participant fails to designate a beneficiary, or no designated beneficiary survives the Participant, any payments to be made under the Plan after death shall be made to the personal representative of the Participant’s estate.
15. Notice.
     All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Bank — at its principal business address to the attention of the Chairman of the Committee; (b) if to any Participant — at the home address of the Participant as reflected in the records of the Bank at the time of sending the notice or other communication.
16. Construction.
     The Plan shall be construed and enforced according to the laws of the State of Tennessee, unless federal law applies. All transactions under this Plan shall also be subject to compliance with applicable securities laws. Headings and captions are for convenience only and have no substantive meaning. Reference to one gender includes the other, and references to the singular and plural include each other.
17. Special Transition Rule.
     A Participant in the Company’s cash-based deferred compensation plan(s) may elect, not later than 30 days after the Effective Date, to effect a one-time transfer of amounts accrued on their behalf under such plan to this Plan. All transferred amounts shall thereafter be treated in the same manner as any other Compensation deferred under this Plan and shall, for all purposes, be subject to the provisions of this Plan.

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